Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Jeffrey P. Oldenkamp
Chief Financial Officer
December 3, 2018		612/617-8571
Hawkins, Inc.		Jeff.Oldenkamp@HawkinsInc.com
2381 Rosegate
Roseville, MN 55113

HAWKINS, INC. AMENDS AND EXTENDS CREDIT AGREEMENT

Minneapolis, MN, December 3, 2018 – Hawkins, Inc. (Nasdaq: HWKN) announced today that it has closed on an amended and restated credit agreement. The amended and restated credit agreement is in the form of a $150 million revolving credit facility, replacing the Company’s current term loan and revolving credit facilities, and providing greater capital management flexibility at lower interest rates. The new agreement is for a period of five years, extending the term of its current agreement by three years. In addition to paying off its previous credit facilities, the Company expects to use funds borrowed under the new agreement to fund capital expenditures, general working capital needs, acquisitions and repurchases of its own stock.

Hawkins, Inc. distributes, blends and manufactures chemicals and other specialty ingredients for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and customized applications.

Forward-Looking Statements

Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include the impact of the new credit agreement and the expected use of funds. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our capital needs and market conditions. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 1, 2018, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

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